EXHIBIT 23.2

July 30, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Rubicon Financial Incorporated 2007 Stock Acquisition Plan and the Rubicon Financial Incorporated 2009  Attorneys Compensation Plan of our report dated April 14, 2009, with respect to our audit of the financial statements of Rubicon Financial Incorporated included in its Annual Report on Form 10-K as of December 31, 2008 and for the year then ended, filed with the Securities and Exchange Commission.

/s/ Weaver & Martin, LLC
Weaver & Martin, LLC

Kansas City, Missouri